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                                                              EXHIBIT (10)(xiii)


                         Amendment of Trust Agreement

      RESOLVED, further, that the Trust Agreement, dated as of September 15, 1994, between the Company and Wachovia Bank of North Carolina, N.A., as Trustee (the "Trust Agreement"), which is intended to provide a source of funds for benefits to participants and beneficiaries covered under certain employee benefit plans ("Plans") maintained by the Company, be amended, through an amendment thereto, effective immediately prior to the Effective Time to provide that (a) assets may revert to the Company from the Trust when the value of such assets exceeds 100% of the present value of liabilities under all of the Plans, (b) only those pension benefits accrued up to the date of the Effective Time may be paid out of assets of the Trust, (c) only participants in the Plans as of the date of the Effective Time shall be entitled to have their benefits in the Plans paid out of assets of the Trust and (d) the Company may satisfy its funding obligations to the Trust by contributing letters of credit issued in favor of the Trust by a financial institution with a rating of "AA" or higher or may substitute one or more such letters of credit for assets currently held by the Trust; and

      RESOLVED, further, that the Authorized Officers and other appropriate representatives of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to execute such certificates, instruments and documents and take any and all other such actions as such officers or representatives shall deem necessary, advisable or appropriate in order to amend the Trust Agreement and carry out the intent and purposes of the foregoing resolutions, the taking of any such action to be deemed conclusive evidence that the Board and the Company have authorized such action.